Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2013 Equity Incentive Plan of Trevena, Inc. of our report dated March 31, 2022, with respect to the financial statements of Trevena, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

Philadelphia, Pennsylvania
January 24, 2023